Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

        We were previously the independent accountants for Troy Group, Inc., and on February 15, 2002 we reported on the consolidated financial statements of Troy Group, Inc. and subsidiaries as of and for the three years ended November 30, 2001. On May 22, 2002, we were dismissed as independent accountants of Troy Group, Inc. We have read Troy Group, Inc.'s statements included under Item 4 of its Form 8-K for May 28, 2002, and we agree with such statements.

                      /s/ McGladrey & Pullen, LLP

Anaheim, California
May 28, 2002